Exhibit 99.1

WeWork Announces Strong December Sales Results

Gross desk sales in December 2021 were 66,000, 3.9 million square feet sold

Gross desks sales for the fourth quarter 2021 were 164,000, 9.9 million square feet sold

NEW YORK, January 10, 2022 – WeWork Inc. (NYSE: WE) (“WeWork”), one of the leading global flexible space providers, today announced preliminary sales results for December 2021, demonstrating continued strong demand for flexible space despite a challenging macro environment. Sequential growth in December across gross desk sales, occupancy, and All Access memberships underscores the priority that businesses of all sizes are placing on real estate solutions that enable more flexible and hybrid work models.

Preliminary December highlights include:

•	WeWork’s global real estate portfolio[1] included 756 locations across 38 countries, supporting approximately 912,000 workstations and 590,000 physical memberships.

•	WeWork’s consolidated real estate portfolio included 624 locations across 33 countries, supporting approximately 746,000 workstations and 469,000 physical memberships.

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Preliminary consolidated gross desk sales were 66,000 in December 2021, up from 43,000 in October 2021 and 55,000 in November 2021. These gross desk sales equate to approximately 3.9 million gross square feet sold in December. Preliminary consolidated gross desk sales were 164,000 in Q4 2021, an increase from 153,000 in Q3 2021, equating to approximately 9.9 million gross square feet sold in the fourth quarter.

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Preliminary consolidated new desk sales were 33,000 in December 2021, up from 25,000 in October 2021 and 30,000 in November 2021. These new desk sales equate to approximately 2.0 million square feet sold in December. Preliminary consolidated new desk sales were 87,000 in Q4 2021, an increase from 84,000 in Q3 2021, equating to approximately 5.2 million new square feet sold in the fourth quarter.

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Preliminary consolidated physical occupancy rate was 63% in December, a seven percentage point improvement from 56% physical occupancy at the end of Q3 2021. Including incremental net memberships that are contracted to move in, preliminary physical occupancy would increase to 66% in December, a six percentage point improvement from 60% at the end of Q3 2021.

•	Enterprise members accounted for 47% of total physical memberships.

•	Overall average commitment length remained at 20 months.

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Preliminary All Access memberships increased to 45,000 in December 2021, an increase from 32,000 at the end of Q3 2021 and 41,000 in November 2021. These All Access memberships represent an additional six percentage points of occupancy.

1 WeWork’s global real estate portfolio includes WeWork branded properties operated through unconsolidated equity method investments and management agreements.

About WeWork

WeWork (NYSE: WE) was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since then, we’ve become one of the leading global flexible space providers committed to delivering technology-driven turnkey solutions, flexible spaces, and community experiences. For more information about WeWork, please visit us at https://wework.com.

Forward-Looking Statements

Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Although WeWork believes the expectations reflected in any forward-looking statement are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to, WeWork’s ability to refinance, extend, restructure or repay near and intermediate term debt; its indebtedness; its ability to raise capital through equity issuances, asset sales or the incurrence of new debt; retail and credit market conditions; impairments; its liquidity; changes in general economic conditions, including as a result of the COVID-19 pandemic; delays in customers and prospective customers returning to the office and taking occupancy as a result of the COVID-19 pandemic and the emergence of the Delta, Omicron or other variants leading to a parallel delay in receiving the corresponding revenue; and WeWork’s inability to implement its business plan or meet or exceed its financial projections. Forward-looking statements speak only as of the date they are made. WeWork discusses these and other risks and uncertainties in its annual and quarterly periodic reports and other documents filed with the U.S. Securities and Exchange Commission. WeWork undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise. The business update contained herein represents preliminary and estimated results that are based on management’s initial review of operations for December 2021 and remain subject to adjustment.

Investors

Chandler Salisbury

investor@wework.com

Media

Nicole Sizemore

press@wework.com

Source We Work

Category: Investor Relations